                                                                  EXHIBIT - 11

                         VIRAGEN, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                               Three Months Ended                  Nine Months Ended
                                                                    March 31,                          March 31,
                                                          ------------------------------      ------------------------------
                                                              1998              1997             1998             1997
                                                          ------------      ------------      ------------      ------------

BASIC AND DILUTED

Weighted average shares outstanding                         52,342,364        38,867,643        49,766,591        38,430,023
                                                          ============      ============      ============      ============

Net Loss                                                  $ (1,934,989)     $ (1,288,359)     $ (5,707,535)     $ (3,332,159)
     Deduct required dividends on convertible
     preferred stock, Series A                                     663               663             1,988             1,988
     Deduct required dividends on convertible
     preferred stock, Series B                                      --           146,750                --         4,121,898
     Deduct required dividends on convertible
     preferred stock, Series C                                      --           350,693                --           432,523
     Deduct required dividends on convertible
     preferred stock, Series D                                      --         3,442,683           169,221         3,442,683
     Deduct required dividends on convertible
     preferred stock, Series E                                      --           478,309            65,418           478,309
     Deduct required dividends on convertible
     preferred stock, Series F                                  38,513                --           230,416                --
     Deduct required dividends on redeemable
     preferred stock, Series G                                   5,420                --            83,080                --
     Deduct required dividends on redeemable
     preferred stock, Series H                                 242,734                --           242,734                --
                                                          ------------      ------------      ------------      ------------

Loss attributable to common stock                         $ (2,222,319)     $ (5,707,457)     $ (6,500,392)     $(11,809,560)
                                                          ============      ============      ============      ============

Basic and diluted loss per common share, after
     deduction for required dividends on convertible
     preferred stock                                      $      (0.04)     $      (0.15)     $      (0.13)     $      (0.31)
                                                          ============      ============      ============      ============
